August 20, 2010

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated August 20, 2010 of Golden Eagle International, Inc., filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein as they pertain to our firm.

Yours truly,

/s/Chisholm, Bierwolf, Nilson & Morrill
Chisholm, Bierwolf, Nilson & Morrill, LLC